Exhibit (c) 1

GPU News Release
April 14, 2000

            GPU, Inc. Successfully Completes the Tender Offer for MYR Group Inc.



MORRISTOWN, N.J. - April 14, 2000 - GPU, Inc. today announced the successful completion of its tender offer for all of the outstanding shares of Common Stock of MYR Group Inc.

The tender offer was made through GPX Acquisition Corp., its direct wholly owned subsidiary. The tender offer was completed after GPU received authorization under the Public Utility Holding Company Act from the Securities and Exchange Commission for GPX Acquisition Corp. to acquire MYR Group.

The tender offer expired today at 6:00 p.m., New York City time, at which time approximately 6,241,416 shares of Common Stock of MYR Group had been tendered (including 152,596 shares tendered by notice of guaranteed delivery). This represents approximately 93.0% of the outstanding shares of Common Stock of MYR Group. GPU will accept for payment all the shares of Common Stock tendered at the tender offer price of $30.10 per share.

GPU, Inc., headquartered in Morristown, N.J., is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies - GPU Energy in the US, Midlands Electricity plc in the UK, and Emdersa in Argentina. It serves another 1.4 million customers indirectly through its electric and gas transmission subsidiaries GPU PowerNet and GPU GasNet in Australia. The company's independent power project business units own interests in and operate 22 projects in 7 countries and the US. GPU's 1999 revenues were $4.8 billion and its total assets were $21.7 billion. GPU's other subsidiaries include GPU Advanced Resources, Inc., GPU International, Inc., GPU Nuclear, Inc., GPU Service, Inc., and GPU Telcom Services, Inc.

MYR Group Inc., headquartered in Rolling Meadows, IL, was founded in 1891, with its principal business consisting of utility infrastructure and commercial and industrial contracting services. MYR Group is the fifth largest specialty contractor in the U.S., comprised of eight operating subsidiaries with offices spanning the country. MYR Group had 1999 revenues and net income of $477 million and $9 million, respectively.

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Contact:

GPU, Inc., Morristown, N.J.
Ned Raynolds, 973/401-8294

(http://www.gpu.com)


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